Exhibit 99.9

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (“Termination Agreement”), dated as of February 8, 2007, is made by the parties hereto to that certain Stock Purchase Agreement, dated as of April 2, 2006, as amended (the “SPA”), by and among GTE Venezuela S.à r.l., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg (“Lux Seller”), Verizon International Holdings Inc., a Delaware corporation (“Del Seller” and, together with Lux Seller, the “Sellers”), and Oarsman Investments B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands (the “Buyer”).

RECITALS

A.	The Closing has not occurred.
B.	The Sellers and the Buyer wish to terminate the SPA effective immediately except as otherwise provided herein.

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto (the “Parties”) agree as follows:

AGREEMENT

1.            Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the SPA.

2.            Except as provided in Section 4 below, the Parties agree that the SPA is terminated effective immediately.

3.            Each of the Parties hereby releases each other Party and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against any and all Losses incurred, sustained or suffered by any of the foregoing to the extent arising out of or resulting from the execution, delivery, performance or termination of the SPA, including, without limitation, any Losses arising from:

(a)	any breach of any representation or warranty made by any Party contained in the SPA;

(b)	any breach of any covenant or agreement by any Party contained in the SPA; and

(c)	any and all claims, actions, causes of action, or Losses, of any kind and nature, character and description, whether in law or equity, whether sounding in tort, contract or otherwise, whether known or unknown, whether anticipated or unanticipated, and whether past, present or future, in any way arising under the SPA.

4.           Notwithstanding anything herein to the contrary, the provisions of Section 5.1 of the SPA relating to confidentiality, Section 5.2 of the SPA relating to public announcements, Section 9.1 of the SPA relating to fees and expenses, Section 9.4 of the SPA relating to notices, Section 9.7 of the SPA relating to third-party beneficiaries, Section 9.8 of the SPA relating to governing law, Section 9.9 of the SPA relating to jurisdiction and service of process, Section 9.10 of the SPA relating to specific performance, Section 9.11 of the SPA relating to waiver of immunity and Section 9.13 of the SPA relating to personal liability shall survive the termination of the SPA pursuant to this Termination Agreement.

5.            This Termination Agreement and all disputes or controversies arising out of or relating to this Termination Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York. Any dispute or controversy arising out of this Termination Agreement shall be resolved in accordance with the applicable provisions of Article 9 of the SPA as if they were incorporated herein by reference.

6.            This Termination Agreement may be executed in any number of counterparts and by each Party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Termination Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GTE VENEZUELA S.Á.R.L

By:	Verizon International Holdings Inc., Its Manager

By:	/s/ Christopher M. Bennett
	Name:	Christopher M. Bennett
	Title:	Vice President – General Counsel

VERIZON INTERNATIONAL HOLDINGS INC.

By:	/s/ Christopher M. Bennett
	Name:	Christopher M. Bennett
	Title:	Vice President – General Counsel

OARSMAN INVESTMENTS B.V.

By:	/s/ Sergio Rodríguez Molleda
	Name:	Sergio Rodríguez Molleda
	Title:	Attorney-in-Fact

By:	/s/ Alejandro Cantú Jiménez
	Name:	Alejandro Cantú Jiménez
	Title:	Attorney-in-Fact

The undersigned join as parties to, and acknowledge the terms and provisions of, the foregoing Termination Agreement.

VERIZON COMMUNICATIONS INC.

By:	/s/ John W. Diercksen
	Name:	John W. Diercksen
	Title:	Executive Vice President – Strategy, Development and Planning

TELÉFONOS DE MÉXICO, S.A. DE C.V.

By:	/s/ Sergio Rodríguez Molleda
	Name:	Sergio Rodríguez Molleda
	Title:	Attorney-in-Fact

AMÉRICA MÓVIL, S.A.B. DE C.V.

By:	/s/ Alejandro Cantú Jiménez
	Name:	Alejandro Cantú Jiménez
	Title:	Attorney-in-Fact